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                                                                      Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

May 1, 2002

Dear Sir/Madam:

We have read the last sentence of the first paragraph and the second and third paragraphs of Item 4 included in Amendment No. 1 to the Form 8-K dated April 19, 2002 of Scientific-Atlanta, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

cc:  Mr. James F. McDonald,
     Chairman, President and
     Chief Executive Officer
     of Scientific-Atlanta, Inc.